Exhibit 10.5

UPS

EXCESS COORDINATING BENEFIT PLAN

As Amended and Restated As Of

January 1, 2011

1.43	RPRO Lump Sum Target Amount	10
1.44	RPRO Make-up Payment	10
1.45	RPRO Offset	10
1.46	RPRO Rollout Date	10
1.47	Salary Committee	10
1.48	Section 409A	10
1.49	Separation from Service	10
1.50	Single Life Only Annuity	11
1.51	Single Life Only Annuity with 120-Month Guarantee	11
1.52	Spouse	11
1.53	Survivor Distribution Event	11

ARTICLE II - ELIGIBILITY AND PARTICIPATION		11
2.1	General	11
2.2	Prior Plan	12
2.3	Change in Control	12

ARTICLE III - BENEFITS		12
3.1	Retirement Benefits	12
3.2	Timing	17
3.3	Form of Benefit.	18

ARTICLE IV - COORDINATING SURVIVOR BENEFIT		20
4.1	Coordinating Survivor Benefit	20
4.2	Timing and Form	22
4.3	RPRO Make-up Payment	23

ARTICLE V - FORFEITURE OF BENEFITS		24

ARTICLE VI - COMMITTEE		24
6.1	Establishment of Committee	24
6.2	Delegation of Specific Responsibilities	25
6.3	Power to Establish Regulations	25
6.4	Liability of the Committee	25
6.5	Reliance by Committee	26
6.6	Books and Records	26

ARTICLE VII - AMENDMENT AND TERMINATION		26
7.1	Right of Amendment	26
7.2	Right to Terminate	27

ARTICLE VIII - NO FUNDING OBLIGATION		27

ARTICLE IX - MISCELLANEOUS		28
9.1	Claims Procedure	28
9.2	No Guarantee of Employment	28
9.3	Nonalienation of Benefits	28
9.4	ERISA	29
9.5	Construction	29

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UPS

EXCESS COORDINATING BENEFIT PLAN

United Parcel Service of America, Inc. (“UPS”) established this UPS Excess Coordinating Benefit Plan to provide to certain highly compensated and management employees of UPS or its affiliated companies who are participants in the Retirement Plan with the Coordinating Final Average Pay Benefit and the Coordinating Survivor Benefit, which are intended to provide those retirement benefits that cannot be paid from the Retirement Plan as a result of the limitations imposed by Sections 401(a)(17) and 415 of the Code. UPS hereby amends and restates the Plan effective as of January 1, 2011 (1) to clarify the calculation and timing of annuity payments, (2) to delegate certain administrative and amendment responsibilities to the UPS Salary Committee and (3) to add the following benefits: (i) a Coordinating PAF Benefit, which provides a benefit that cannot be paid from the Retirement Plan as a result of the limitations of Sections 401(a)(17) and 415 of the Code, (ii) a Coordinating International Service Benefit, which also provides a final average compensation formula benefit for certain international employees localized to the U.S. based on their total service, (iii) a Coordinating Survivor Benefits for the Coordinating PAF Benefit and the Coordinating International Service Benefit, (iv) a Coordinating Survivor Benefit for certain deceased former managers and (v) a Coordinating Final Average Pay Benefit and corresponding Coordinating Survivor Benefit for certain disabled former managers. The amended and restated Plan applies to any Participant whose benefits commence on or after January 1, 2011.

ARTICLE I - DEFINITIONS

Definitions. Whenever used herein, the following words shall have the meaning set forth below unless otherwise clearly required by the context:

1.1 “Actuarial Equivalent” means “actuarial equivalent” as defined in the Retirement Plan.

1.2 “Beneficiary” means with respect to the Coordinating Final Average Pay Benefit and the Coordinating International Service Benefit the beneficiary designated by the Participant to receive a survivor annuity under the Joint and Survivor Annuity form of benefit or to receive guaranteed payments under the Single Life Annuity with 120-Month Guarantee. If the Participant selects a Single Life Annuity with 120-Month Guarantee and the designated beneficiary does not survive the Participant, the Participant’s Beneficiary for purposes of receiving the guaranteed payment, if any, remaining under such option, will be the Participant’s surviving Spouse or Domestic Partner at the time the Participant’s benefit commenced or, if none survives the Participant, his or her estate.

1.3 “Benefit Service” means “benefit service” as defined in the Retirement Plan for purposes of a Final Average Compensation Formula or if the Participant is not accruing benefits in the Retirement Plan under a Final Average Compensation Formula, the “benefit service” such Participant would have had if he or she were accruing benefits under a Final Average Compensation Formula.

1.4 “Board of Directors” means the Board of Directors and/or Executive Committee of UPS.

1.5 “Change in Control” means “change in control” as defined in the 2009 Incentive Compensation Plan, as amended, or any successor to that plan.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Committee” means the administrative committee of the Plan, the establishment and responsibilities of which are set forth in Article VI.

1.8 “Coordinating Final Average Compensation Formula” means for an Eligible International Service Participant one of the following:

(a) for such a Participant who is accruing benefits in the Retirement Plan under a Final Average Compensation Formula, that Final Average Compensation Formula;

(b) for such a Participant whose Plan Hire Date is before January 1, 2008 who is not accruing benefits in the Retirement Plan under a Final Average Compensation Formula, the Final Average Compensation Formula that would have applied to such Participant if he or she had become a participant in the Retirement Plan on the Participant’s Plan Hire Date and if the formula is a RPA Formula, it will be the RPA Formula described in Appendix F-1 of the Retirement Plan; or

(c) for such a Participant whose Plan Hire Date is on or after January 1, 2008, the RPA Formula described in Appendix F-1 of the Retirement Plan.

If a Participant’s Coordinating Final Average Compensation Formula is integrated with U.S. Social Security, the Social Security Benefit Amount shall be estimated pursuant to the methodology described in the Retirement Plan but the Participant’s actual U.S. Social Security benefit shall not be used in the Coordinating Final Average Compensation Formula.

1.9 “Coordinating Final Average Pay Benefit” means the benefit described in Section 3.1(b).

1.10 “Coordinating International Service Benefit” means the benefit described in Section 3.1(e).

1.11 “Coordinating PAF Benefit” means the benefit described in Section 3.1(d).

1.12 “Coordinating Survivor Benefit” means the benefit described in Section 4.1.

1.13 “Distribution Event” means as follows:

(a) Coordinating Final Average Pay Benefit. The Distribution Event for the Coordinating Final Average Pay Benefit shall be

(i) For a Participant (other than an Eligible Disabled Participant), the later of the RPRO Rollout Date or the Participant’s Separation from Service; and

(ii) For an Eligible Disabled Participant, the later of the Participant’s 55th birthday or the Participant’s Separation from Service.

(b) Coordinating International Service Benefit. The Distribution Event for the Coordinating International Service Benefit shall be the later of the Participant’s 55th birthday or the Participant’s Separation from Service.

1.14 “Domestic Partner” means the Participant’s “domestic partner” for purposes of the Retirement Plan.

1.15 “Effective Date” means January 1, 2011, the effective date of this amendment and restatement.

1.16 “Eligible Deceased Participant” means each former full-time manager of an Employer Company (as so designated on the payroll records for such Employer Company) who died while employed by an Employer Company and after he or she had completed at least 25 “years of service” as described in the Retirement Plan and who is designated as such on Exhibit C.

1.17 “Eligible Disabled Participant” means each former full-time manager of an Employer Company (as so designated on the payroll records for such Employer Company) who is a LTD Participant as described in the Retirement Plan, who at the time he or she became a LTD Participant had completed at least 25 “years of service” as described in the Retirement Plan, who is designated as an Eligible Disabled Participant on Exhibit D and who remains a LTD Participant until his or her Distribution Event.

1.18 “Eligible Employee” means each full-time manager and supervisor of an Employer Company (as so designated on the payroll records for such Employer Company) who has reached age 55 and completed as least 10 “years of service” as described in the Retirement Plan.

1.19 “Eligible International Service Participant” means each full-time manager or supervisor of an Employer Company selected by the UPS Salary Committee for participation in the Plan on the recommendation of the Committee, who is identified as such in Exhibit B and who is an “eligible employee” as defined in the Retirement Plan.

1.20 “Employer Company” means an Employer Company for purposes of the Retirement Plan.

1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22 “FAC” means “final average compensation” as defined in the Retirement Plan for purposes of a Final Average Compensation Formula or if the Participant is not accruing benefits in the Retirement Plan under a Final Average Compensation Formula, the “final average compensation” such Participant would have had if he or she were accruing benefits under a Final Average Compensation Formula.

1.23 “Final Average Compensation Formula” means “final average compensation formula” as defined in the Retirement Plan.

1.24 “Final Interest Credit Percentage” means, for purposes of the Coordinating PAF Benefit, the Interest Credit Percentage in effect under the Retirement Plan on the date of the Participant’s Separation from Service.

1.25 “Hour of Service” means “hour of service” as defined in the Retirement Plan.

1.26 “International Benefit Service” means for each Eligible International Service Participant that additional service attributable to employment with a Related Employer (other than a U.S. domestic Related Employer) that will be added to a Participant’s Benefit Service for purposes of calculating the Participant’s benefit under Section 3.1(e)(i), and such additional service shall be equal to (a) the sum of an Eligible Employee’s years (including fractional years) of employment with one or more Related Employers (other than a U.S. domestic Related Employer) since his or her Plan Hire Date that would be treated as Benefit Service if such Related Employer had been a U.S. domestic Employer Company during such period of employment or (b) such other amount of service as may be determined from the period of service set forth for such Eligible International

Service Participant in Exhibit B. Notwithstanding the forgoing, International Service shall not include (i) any years (or fractional years) of employment that are taken into account for purposes of computing a benefit under the UPS International Retirement Plan or any successor plan and (ii) any years (or fractional years) of employment after an individual ceases employment as an Eligible International Service Participant except to the extent provided in Exhibit B.

1.27 “International Plan” has the meaning ascribed to such term in Section 3.1(e)(iii)(4).

1.28 “Joint and Survivor Annuity” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, and after the Participant’s death, a monthly lifetime survivorship benefit payable to the Participant’s Beneficiary in an amount equal to 50%, 75% or 100%, as selected by the Participant, of the monthly amount which had been payable to the Participant. The Joint and Survivor Annuity shall be the Actuarial Equivalent of the Single Life Only Annuity. The last payment of the Joint and Survivor Annuity shall be made as of the first day of the calendar month in which the death of the last to die of the Participant and his or her Beneficiary has occurred. Notwithstanding the foregoing, a Participant may not select a Joint and Survivor Benefit with a Beneficiary who would not be eligible to receive the percentage survivor benefit selected under the requirements of Treasury Regulation Section 1.401(a)(9)-6, A-2.

1.29 “LTD Participant” means a “LTD participant” as defined in the Retirement Plan.

1.30 “Normal Retirement Date” means the Participant’s “normal retirement date” under the Retirement Plan.

1.31 “PAF Present Value Factor” means the factor determined by applying the following formula:

1 + [1 / ( 1 + p) ] times (PV4)

where

p = (m/12) x i

m = number of calendar months from the date the first installment is paid through the end of the calendar year in which the first installment is paid

i = Final Interest Credit Percentage

PV4 = 1 + v + v^2 + v^3

v = 1/(1+i)

1.32 “Participant” means an Eligible Employee who becomes a participant in the Plan in accordance with Article II, an Eligible Disabled Participant, an Eligible Deceased Participant or an Eligible International Service Participant.

1.33 “Plan” means the UPS Excess Coordinating Benefit Plan as set forth in this document and as hereafter amended in accordance with Article VII from time to time.

1.34 “Plan Hire Date” means for each Eligible International Service Participant the first day on which he or she completed an Hour of Service with an Employer Company or a Related Employer while such company was an Employer Company or Related Employer or such other date as is specified for such Participant in Exhibit B.

1.35 “Portable Account Benefit” means “portable account benefit” as defined in the Retirement Plan.

1.36 “Present Value” means “present value” as defined in the Retirement Plan from time to time.

1.37 “Prior Plan” means the UPS Coordinating Benefit Plan, as established as of January 1, 1986 and as thereafter amended or the Plan, as established January 29, 1998 and as in effect before January 1, 2009.

1.38 “Qualified Joint and Survivor Annuity” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, and following his death, 50% of the monthly benefit paid to the Participant shall be payable to the person who was his or her Spouse as of the date benefit payments commenced, provided such Spouse survives the Participant. The last payment of a Qualified Joint and Survivor Annuity shall be made as of the first day of the month in which the death of the last to die of the Participant and his Spouse has occurred. This benefit shall be the Actuarial Equivalent of the Single Life Only Annuity.

1.39 “Related Employer” means a “related employer” as defined in the Retirement Plan.

1.40 “Retirement Plan” means the UPS Retirement Plan, as amended.

1.41 “RPA Formula” means “rpa formula” as defined in the Retirement Plan.

1.42 “RPRO” means the Restoration Plan Rollover Option under which certain Participants in the Prior Plan made an irrevocable election in 1999 to exchange certain benefits earned under the Prior Plan for a split dollar life insurance benefit.

1.43 “RPRO Lump Sum Target Amount” means the present value of the monthly benefit exchanged under the RPRO as calculated in 1999 for each Participant who participated in the RPRO.

1.44 “RPRO Make-up Payment” means the payment described in Section 3.1(b).

1.45 “RPRO Offset” means the amount of the monthly benefit that the Participant exchanged for a split dollar life insurance benefit under the RPRO as reflected in the records of the Plan and as actuarially adjusted to the RPRO Rollout Date using the interest rate specified in Exhibit A and the 1983 GAM Unisex mortality table.

1.46 “RPRO Rollout Date” means for each split dollar policy purchased under the RPRO the date specified in Exhibit A.

1.47 “Salary Committee” means the Salary Committee of United Parcel Service, Inc.

1.48 “Section 409A” means Section 409A of the Code and any regulations or rulings thereunder.

1.49 “Separation from Service” means the termination of employment with, or termination of service as a director of, an Employer Company and all Affiliates for any reason, other than death, in such a manner as to constitute a “separation from service” within the meaning of Section 409A.

1.50 “Single Life Only Annuity” means a monthly benefit continuing for the life of the Participant only. The last payment of a Single Life Only Annuity shall be made as of the first day of the month in which the death of the Participant occurs.

1.51 “Single Life Only Annuity with 120-Month Guarantee” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, with a guarantee of 120 monthly payments. If the Participant dies after the date as of which benefits commence, but before receiving 120 monthly payments, monthly payments shall be made to the Participant’s Beneficiary, until the Participant and his or her Beneficiary have received a total of 120 monthly payments.

1.52 “Spouse” means the Participant’s “spouse” for purposes of the Retirement Plan.

1.53 “Survivor Distribution Event” means the event described in Section 4.1(a).

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 General. The Committee shall designate those Eligible Employees who shall be entitled to participate in the Plan and the UPS Salary Committee shall designate those full-time managers or supervisors and former full-time managers who are eligible to participate as an Eligible International Service Participant, an Eligible Disabled Participant or an Eligible Deceased Participant. Each person so designated (or the Spouse or Domestic Partner of an Eligible Deceased Participant) shall complete such application or other procedures established by the Committee to commence participation or otherwise receive benefits under the Plan.

2.2 Prior Plan. Each Eligible Employee who was a Participant in the Plan immediately before January 1, 2009 but who did not commence receiving benefits before 2009 shall continue to participate in the Plan on and after January 1, 2009. Each Participant and each surviving Spouse or Domestic Partner who was receiving a benefit under a Prior Plan before January 1, 2009 shall continue to receive such benefit under the terms of the applicable Prior Plan under which benefits commenced.

2.3 Change in Control. Each employee of an Employer Company who is employed as a full-time manager or supervisor (as designated on the payroll records for such Employer Company) at the time of a Change in Control whose benefit under the Retirement Plan is limited at any date on or after the Change in Control by Section 401(a)(17) or Section 415 of the Code automatically will become a participant in the Plan as of the latest to occur of the date his or her Retirement Plan benefit first becomes limited or the date of the Change in Control.

ARTICLE III - BENEFITS

3.1 Retirement Benefits.

(a) General. In general, a Participant, including an Eligible Disabled Participant, who is eligible for a Final Average Compensation Formula benefit under the Retirement Plan will be eligible to receive the Coordinating Final Average Pay Benefit calculated as described in Section 3.1(b) and a Participant (other than an Eligible Disabled Participant) who is eligible for a Portable Account benefit under the Retirement Plan will be eligible to receive the Coordinating PAF Benefit calculated as described in Section 3.1(d). A Participant who is an Eligible International Service Participant will be eligible to receive a Coordinating International Service Benefit calculated as described in Section 3.1(e) in lieu of the Coordinating Final Average Pay Benefit or the Coordinating PAF Benefit. A Participant described in Exhibit A who is eligible for a Coordinating Final Average Pay Benefit also may be eligible for a RPRO Make-up Payment calculated as described in Section 3.1(c). The Committee in its discretion will determine the particular type of benefit (Coordinating Final Average Pay Benefit, Coordinating PAF Benefit, Coordinating International Service Benefit or RPRO Make-up Payment) that a Participant will be eligible to receive. A Participant will not be entitled to a benefit until the Participant has a Separation from Service after which time benefits will be paid at the time described in Section 3.2 and in the form described in Section 3.3.

(b) Coordinating Final Average Pay Benefit. The Coordinating Final Average Pay Benefit shall be equal to (i) minus (ii), adjusted in accordance with (iii), below, where:

(i) is the Participant’s Final Average Compensation Formula benefit from the Retirement Plan payable to the Participant as of his or her Normal Retirement Date in a Single Life Only Annuity offset but without taking into account the additional benefits described in Appendix D of the Retirement Plan or the limitations of Sections 401(a)(17) and 415 of the Code.

(ii) is the Participant’s actual Final Average Compensation Formula benefit that would be payable to him or her from the Retirement Plan as of his or her Normal Retirement Date in a Single Life Only Annuity.

(iii) is any of the following adjustments, as applicable:

(1) If the benefit commences before Normal Retirement Date, the benefit shall be reduced prior to commencement by the early retirement reductions that would be applied to reduce Final Average Compensation Formula benefit payable under the Retirement Plan before Normal Retirement Date;

(2) the benefit shall be reduced or increased at least annually to reflect increases or reductions in the limitations of Section 415 of the Code applicable to the Participant’s Final Average Compensation Formula benefit under the Retirement Plan; and

(3) if the Participant participated in the RPRO, the benefit shall be reduced prior to commencement by the RPRO Offset.

(c) RPRO Make-up Payment. The RPRO Make-up Payment shall be equal to the shortfall, if any, of (i) the eligible Participant’s RPRO Lump Sum Target Amount less (ii) the sum of the net cash surrender value of the applicable life insurance policy purchased for such Participant under the RPRO as determined as of the later of the Participant’s Rollout Date or Separation from Service.

(d) Coordinating PAF Benefit. The Coordinating PAF Benefit shall be equal to (i) minus (ii), each as defined below, determined as of the last day of the calendar month in which the Participant has a Separation from Service and adjusted for interest at the same rate as the Final Interest Credit Percentage for the period beginning on the first day of the calendar month that begins after the Participant’s Separation from Service and ending on the last day of the sixth calendar month that begins after the Participant’s Separation from Service.

(i) = The balance that would be credited to the Participant’s Portable Account under the Retirement Plan determined without taking into account the limitations of Sections 401(a)(17) and 415 of the Code; and

(ii) = The balance actually credited to Participant’s Portable Account under the Retirement Plan.

(e) Coordinating International Service Benefit. The Coordinating International Service Benefit shall be equal to (i) minus (ii), adjusted in accordance with (iii), below, where:

(i) is the benefit that would be payable to the Eligible International Service Participant from the Retirement Plan as of his or her Normal Retirement Date in a Single Life Only Annuity based on such Participant’s Coordinating Final Average Compensation Formula taking into account the sum of his or her Benefit Service and his or her International Benefit Service, and without taking into account the limitations of Sections 401(a)(17) and 415 of the Code.

(ii) is the Participant’s actual Final Average Compensation Formula benefit , if any, that would be payable to him or her from the Retirement Plan as of his or her Normal Retirement Date in a Single Life Only Annuity.

(iii) is any of the following adjustments, as applicable:

(1) if the benefit commences before Normal Retirement Date, the benefit shall be reduced prior to commencement by the early retirement reductions that would be applied to reduce the applicable Coordinating Final Average Compensation Formula benefit under the Retirement Plan if benefits commence before Normal Retirement Date;

(2) the benefit shall be reduced by the Actuarial Equivalent Single Life Only Annuity benefit that would be payable to him or her from his or her benefit commencement date based on his or her Portable Account under the Retirement Plan or if his or her Portable Account has been paid to him or her prior to such benefit commencement date, the Actuarial Equivalent Single Life Only Annuity benefit that would have been payable to him or her as of the benefit commencement date based on his or her Portable Account at his or her Separation from Service;

(3) the benefit shall be reduced or increased at least annually to reflect increases or reductions in the limitations of Section 415 of the Code that would be applicable to the Participant’s Coordinating Final Average Compensation Formula benefit under the Retirement Plan; and

(4) if the Participant participated in any other defined benefit type of scheme, trust, arrangement or plan (including governmental schemes, trusts, arrangements or plans) maintained outside the United States (an “International Plan”) to which contributions have been made by a Related Employer on behalf of such person or under which service is counted in calculating his or her International Benefits Service and is not attributable to contributions made to such other plan or program by the Participant, then for each such International Plan, the following reductions shall apply;

(I) if such International Plan would be treated as a “broad-based foreign retirement plan” under Treasury Regulation Section 1.409A-1(a)(3)(v), the benefit calculated under Section 3.1(e) shall be further reduced by the amount of any benefits payable to the Participant under such International Plan in the same manner that benefits would be reduced under the Retirement Plan for benefits payable under other plans; or

(II) if such International Plan would not be treated as a “broad-based foreign retirement plan” under Treasury Regulation Section 1.409A-1(a)(3)(v), the benefit calculated under Section 3.1(e) shall be further reduced by the amount of the Single Life Only Annuity benefit payable at Normal Retirement Age produced by applying the Participant’s Coordinating Final Average Compensation Formula to his or her FAC and the years and fractional years of International Benefit Service attributable to such International Plan.

3.2 Timing. A Participant’s Coordinating Final Average Pay Benefit or Coordinating International Service Benefit will be calculated as of the first day of the calendar month next following the Participant’s Distribution Event and such benefit will commence to be paid on the first day of the seventh calendar month that begins after the applicable Distribution Event. Notwithstanding the forgoing, monthly payments that would have been payable to the Participant if the Participant’s benefit commencement date had been the first day of the first calendar month that begins after the applicable Distribution Event will be accumulated (without interest) and paid to the Participant in a single sum on his or her actual benefit commencement date. The RPRO Make-Up Payment shall be paid on the first day of the seventh calendar month that begins after the Participant’s Separation from Service in the form described in Section 3.3. The Coordinating PAF Benefit shall commence on the first day of the seventh calendar month that begins after the Participant’s Separation from Service in the form described in Section 3.3.

3.3 Form of Benefit.

(a) Coordinating Final Average Pay Benefit and Coordinating International Service Benefit.

(i) Annuity Form. Subject to Section 3.3(a)(ii), the Coordinating Final Average Pay Benefit and Coordinating International Service Benefit shall be paid in a Single Life Only Annuity if the Participant is not married on the date as of which benefits are scheduled to commence under Section 3.2, in a Qualified Joint and Survivor Annuity if the Participant is married on the date as of which benefits are scheduled to commence under Section 3.2, and a 50% Joint and Survivor Annuity with the Participant’s Domestic Partner if the Participant does not have a Spouse but has a Domestic Partner on the date as of which benefits are scheduled to commence under Section 3.2. Alternatively, a Participant may elect to receive a Single Life Only Annuity, a Joint and Survivor Annuity or a Single Life Annuity with 120-Month Guarantee; provided such election is made on or before the first day of the fifth calendar month that begins after the Participant’s Distribution Event. The form of annuity shall be irrevocable after the first day of the fifth calendar month that begins after the Participant’s Distribution Event.

(ii) Lump Sum. Notwithstanding any other provisions of the Plan, if as of the date benefits are scheduled to commence under Section 3.2 the dollar amount of the monthly annuity benefit of the Participant’s Coordinating Final Average Pay Benefit or his or her Coordinating International Service Benefit (when aggregated with dollar amount of the monthly benefit attributable to the Participant’s interest in each other deferred compensation arrangements required to be aggregated with the Coordinating Final Average Pay Benefit or his or her Coordinating International Service Benefit under Section 409A (collectively, the “Required Aggregation Group”)) does not exceed the lesser of (i) $85.00 per month or (ii) that monthly benefit the Present Value of which would not exceed the dollar limitation under Section 402(g)(1)(B) of the Code, then the Present Value of such benefit (and the Present Value of the Participant’s benefits under each arrangement in the Required Aggregation Group) shall be paid to the Participant in a lump sum at the time described in Section 3.2.

(b) RPRO Make-up Payment. The RPRO Make-up Payment shall be paid in a lump sum.

(c) Coordinating PAF Benefit. The Coordinating PAF Benefit shall be paid in five equal installments, with the first installment being paid on the first day of the seventh calendar month following the Participant’s Separation from Service and the remaining four installments being paid on the first day of each subsequent calendar year. The amount of each installment will be calculated by multiplying the Coordinating PAF Benefit by the PAF Present Value Factor.

ARTICLE IV - COORDINATING SURVIVOR BENEFIT

4.1 Coordinating Survivor Benefit.

(a) Coordinating Survivor Benefit—Final Average Pay. Upon the death of a Participant (other than an Eligible Disabled Participant, an Eligible Deceased Participant, an Eligible International Service Participant or a Participant who was receiving a death benefit under the Prior Plan) before commencement of a Coordinating Final Average Pay Benefit, such Participant’s surviving Spouse or Domestic Partner, if he or she is entitled to receive a Preretirement Survivor Annuity under the Retirement Plan, shall be entitled to receive a Coordinating Survivor Benefit from the Plan equal to the amount of the survivor benefit that would be payable to such Spouse or Domestic Partner if the Participant had Separated from Service on the earlier of his or her actual Separation from Service or the date of his or her death, elected to receive his or her benefit under Section 3.1(b) in the form of a 50% Joint and Survivor Annuity with his or her Spouse or Domestic Partner commencing as of the first day of the calendar month next following the Participant’s date of death, and died immediately after beginning to receive such benefit. The surviving Spouse or Domestic Partner of an Eligible Deceased Participant, an Eligible Disabled Participant or an Eligible International Service Participant who dies before commencement of his or her Coordinating Final Average Pay Benefit or Coordinating International Service Benefit shall, if such surviving Spouse or Domestic Partner is entitled to a Preretirement Survivor Annuity under the Retirement Plan, be entitled to a Coordinating Survivor Benefit from the Plan equal to the amount of the survivor benefit that would be payable to such Spouse or Domestic Partner if (i) the Participant had Separated from Service on his date of death, (ii) survived to the later of his or her 55th birthday or his or her date of death (the “Survivor Distribution Event”), (iii) elected to receive his or her benefit under Section 3.1(b) in the case of a Participant other than an Eligible International Service Participant or Section 3.1(e) in the case of an Eligible International Service Participant in the form of a 50% Joint and Survivor Annuity with his or her Spouse or Domestic Partner commencing as of the first day of the calendar month next following the Survivor Distribution Event, and (iv) died immediately after beginning to receive such benefit. The Coordinating Final Average Pay Survivor Benefit in respect of a Participant other than an Eligible International Service Participant will be adjusted for changes in limitations under Section 415 of the Code in a manner similar to Section 3.1(b)(iii)(2). Notwithstanding the forgoing, if a Coordinating Survivor Benefit would be payable on behalf of a deceased Participant who had elected a 75% or 100% Joint and Survivor Annuity with his or her Spouse or Domestic Partner as the form of payment for his or her Coordinating Final Average Pay Benefit or Coordinating International Service Benefit, the form elected by the deceased Participant shall be substituted for the 50% Joint and Survivor Annuity for purposes of determining the Coordinating Surviving Benefit.

(b) Coordinating Survivor Benefit—PAF. A Coordinating Survivor Benefit shall be paid on behalf of (i) a Participant who dies before commencement of the Coordinating PAF Benefit or (ii) a Participant who dies after commencement of the Coordinating PAF Benefit but before receipt of all five installments. The Coordinating PAF Survivor Benefit shall be equal to in the case of a Participant described in (i) of the preceding sentence, the sum of the five installments that would have been payable to the deceased Participant and in the case of a Participant described in (ii) of the preceding sentence, the sum of the remaining installments that would have been paid to the deceased Participant.

4.2 Timing and Form.

(a) Coordinating Survivor Benefit—Final Average Pay. Except as provided below, the Coordinating Surviving Benefit for the surviving Spouse or Domestic Partner of a Participant (other than an Eligible Deceased Participant, an Eligible Disabled Participant or an Eligible International Service Participant) calculated as of the first day of the calendar month next following the Participant’s date of death shall commence on the first day of the seventh calendar month after the month in which the Participant dies. Notwithstanding the forgoing, monthly payments that would have been payable to the surviving Spouse or Domestic Partner if the Participant’s benefit commencement date had been the first day of the first calendar month that begins after the Participant’s date of death will be accumulated (without interest) and paid to the surviving Spouse or Domestic Partner in a single sum on his or her actual benefit commencement date. The Coordinating Survivor Benefit for the surviving Spouse or Domestic Partner of an Eligible Deceased Participant, an Eligible Disabled Participant or an Eligible International Service Benefit calculated as of the first day of the calendar month next following the Survivor Distribution Event shall commence on the first day of the seventh calendar month after the month in which occurs the Survivor Distribution Event. Notwithstanding the forgoing, monthly payments that would have been payable to the surviving Spouse or Domestic Partner if the Participant’s benefit commencement date had been the first day of the first calendar month that begins after the Survivor Distribution Event will be accumulated (without interest) and paid to the surviving Spouse or Domestic Partner in a single sum on his or her actual benefit commencement date. The Coordinating Survivor Benefit shall be paid in a Single Life Only Annuity for the life of the surviving Spouse or Domestic Partner; provided, however, if the Present Value of the Coordinating Survivor Benefit (when aggregated with Spouse’s or Domestic Partner’s interest in other deferred compensation arrangements required to be aggregated with the Coordinating Survivor Benefit under Section 409A (collectively, the “Required Aggregation Group”)) does not exceed the lesser of (i) $85.00 or (2) the dollar limitation under Code Section 402(g)(1)(B), then the Present Value of such benefit (and the Present Value of the Spouse’s or Domestic Partner’s benefits under each arrangement in the Required Aggregation Group) shall be paid to the Spouse or Domestic Partner in a lump sum.

(b) Coordinating Survivor Benefit—PAF. The Coordinating PAF Survivor Benefit shall be paid in a lump sum as soon as administratively possible, but in no event later than 90 days following the date the Committee learns of the Participant’s death: (i) if the Participant was married at his or her date of death, the benefit shall be paid to the Participant’s Spouse, (ii) if the Participant was not married at his or her death, but had a Domestic Partner, the benefit shall be paid to the Participant’s Domestic Partner, or (iii) if there is no such surviving Spouse or Domestic Partner, the benefit shall be paid to the Participant’s estate.

4.3 RPRO Make-up Payment. If a Participant who participated in the RPRO dies after becoming entitled to a RPRO Make-up Payment but prior to receipt of that payment, the RPRO Make-up Payment will be paid to his or her Spouse or Domestic Partner, or if he or she does not have a surviving Spouse or Domestic Partner, to his or her estate at the same time and in the same form as the RPRO Make-up Payment would have been made to the deceased Participant.

ARTICLE V - FORFEITURE OF BENEFITS

Anything herein to the contrary notwithstanding, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder engages in competition with UPS or any Employer Company (without prior written authorization given by the UPS Salary Committee) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Employer Company, payments thereafter payable hereunder to such Participant or such Participant’s Spouse, Domestic Partner or Beneficiary will, at the sole discretion of the UPS Salary Committee, be forfeited and neither UPS nor the Plan will have any further obligation hereunder to such Participant, his or her Spouse, Domestic Partner or Beneficiary.

ARTICLE VI - COMMITTEE

6.1 Establishment of Committee. Authority to control and manage the operation and administration of the plan shall be vested in the Committee consisting of not less than three (3) members, who shall be appointed by the Salary Committee. The Committee shall be the agent for service of process on or with respect to the Plan. Committee members may be removed at any time by the Salary Committee and may resign at any time, such resignation to be effective when accepted by the Salary Committee. All vacancies shall be filled by the Salary Committee. The Committee may appoint from their number such committees, which may include individuals not members of the Committee, with such powers as they shall determine; may authorize one or more of their number, or any agent, to execute or deliver any instrument, or to make any payment in their behalf; and may employ legal counsel (who may be counsel to UPS), agents, and such clerical, accounting and other services as they may require in carrying out the provisions of the Plan. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee at a meeting shall be by the vote of the majority of the Committee at any meeting; or without a meeting, by instrument in writing signed by all of the members of the Committee.

6.2 Delegation of Specific Responsibilities. The members of the Committee may agree in a writing signed by each member to allocate to any one of their number or to other persons any of the responsibilities with which they are charged pursuant hereto, provided the responsibilities and duties so delegated are definitively set forth so that the person to whom the delegation is made is clearly aware of such duties and responsibilities. If such delegation is made to a person not a member of the Committee, that person or, in the case of a corporation, its responsible officer, shall acknowledge the acceptance and understanding of such duties and responsibilities.

6.3 Power to Establish Regulations. The Committee shall establish rules and regulations for the administration of the Plan and the Committee. Except as otherwise herein expressly provided, the Committee shall have the exclusive right to interpret the Plan and decide any matters arising in the administration and operation of the Plan, and any interpretations or decisions so made shall be conclusive and binding on all persons; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all employees and Participants similarly situated.

6.4 Liability of the Committee. The Committee and members thereof, to the extent of the exercise of their authority, shall discharge their duties with respect to the Plan with care, skill, prudence and diligence; provided, however, that no Committee member shall be responsible for the actions or omissions of a member or any other person, other than himself or herself, which are not in conformity hereto, unless such member knowingly participates in or knowingly conceals such conduct which he or she knows to be in breach of this standard, his or her own conduct has enabled the other member or other person to be in breach of this standard, or he or she has knowledge of such breach by another member or other person and fails to make reasonable efforts under the circumstances to remedy such breach.

6.5 Reliance by Committee. The members of the Committee, the Salary Committee and the Board of Directors shall be fully protected with respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any insurance carrier, accountant, legal counsel or physician, and all action so taken or suffered shall be conclusive upon all Participants and any other person claiming under the Plan.

6.6 Books and Records. The Committee shall keep appropriate books and records.

ARTICLE VII - AMENDMENT AND TERMINATION

7.1 Right of Amendment. UPS reserves the right to make any amendment to the Plan by resolutions of its Board of Directors, provided, however, that (a) Exhibits B-D also may be amended by the Committee from time to time as directed by a resolution of the UPS Salary Committee and (b) no amendment shall reduce UPS’s liability to provide any benefits earned to date of amendment hereunder to employees who are Participants on the date of amendment, except as provided in Article V, Forfeiture of Benefits.

7.2 Right to Terminate. UPS, by action of its Board of Directors, may terminate the Plan at any time in whole or in part. No termination of the Plan shall reduce UPS’s liability to provide any benefits earned to date of termination hereunder to persons who are Participants on the date of termination based on the provisions of the Plan in effect immediately prior to the date of termination, or the amount of benefits payable to a Participant who has retired under the provisions of the Plan or to the Spouse, Domestic Partner or other Beneficiary receiving benefits under the Plan, except as provided in Article V, Forfeiture of Benefits. Upon termination of the Plan, no additional employees may become Participants hereunder.

ARTICLE VIII - NO FUNDING OBLIGATION

The obligation of UPS to pay any benefits under the Plan shall be unfunded and unsecured; and any payments under the Plan shall be made from the general assets of UPS. Notwithstanding the foregoing, UPS may, in its discretion, establish an irrevocable grantor trust for the purpose of funding all or part of its obligations under this plan; provided however, that the terms of such trust require that the assets thereof remain subject to the claims of UPS’s judgment creditors and are non-assignable and non-alienable by any Participant, Spouse, Domestic Partner or Beneficiary prior to distribution thereof. Such grantor trust may provide for the trustee to make payment directly to a Participant; provided, however, that if a trustee ceases to make payments to a Participant or surviving Spouse, Domestic Partner or Beneficiary, UPS or the Employer Company shall make such payments called for under the Plan.

ARTICLE IX - MISCELLANEOUS

9.1 Claims Procedure. Any claim for a benefit under the Plan shall be filed and resolved in accordance with the claims procedure provided under the Retirement Plan which is hereby incorporated in the Plan by reference, except that the Committee of the Plan shall be the entity with whom a claim for review should be filed under the Plan.

9.2 No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Employer Company and any employee or Participant, as a right of any employee or Participant to be continued in the employment of the Employer Company, or as a limitation of the right of the Employer Company to discharge the employee or Participant with or without cause.

9.3 Nonalienation of Benefits. No benefit or payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or levy upon or charge the same shall be void except that benefits may be paid to an alternate payee under a domestic relations order that the Committee determines would satisfy the requirements of Section 414(p) of the Code applicable to a qualified domestic relations order if the Plan were a qualified plan. Notwithstanding this statement, if the Participant is indebted to UPS at any time when payments are required to be made under the provisions of the Plan, UPS shall have the right to reduce the amount of payments remaining to be made to the Participant or to his or her spouse, Domestic Partner or Beneficiary to the extent of such indebtedness only at the time and to the extent that such payment otherwise would have been made to the Participant, Spouse, Domestic Partner or Beneficiary. An election by UPS not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

9.4 ERISA. UPS intends that the Plan constitute an “excess benefit plan” as defined in Section 3(36) of ERISA and, therefore, be exempt from coverage under ERISA. However, to the extent the Plan does not constitute an “excess benefit plan”, UPS intends that the Plan come within the various exceptions and exemptions to ERISA for a plan maintained for a “select group of management or highly compensated employees” as described in Sections 201(2), 301(a) (3), and 401(a) (1) of ERISA. Any ambiguities in the Plan shall be construed to affect the intent as described in this Section.

9.5 Construction. The headings and subheadings set forth in the Plan are intended for convenience only and have no substantive meaning whatsoever. In the construction of the Plan, the singular shall include the plural. This Plan shall be construed in accordance with the laws of the State of Georgia.

Executed this 19th day of December, 2011.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

EXHIBIT A

Participant Name	Interest Rate	RPRO Rollout Date

EXHIBIT B

ELIGIBLE INTERNATIONAL SERVICE PARTICIPANT

The following Participants are eligible for a Coordinating International Service Benefit as described in Section 3.1(e):

Employee ID	Plan Hire Date	International Benefit Service Under 1.26(b) (Identify period of service that will be credited as International Benefit Service - for example, from January 1, 2000 - December 31, 2010)

EXHIBIT C

ELIGIBLE DECEASED PARTICIPANT

Each of the following individuals has been designated by the UPS Salary Committee as an Eligible Deceased Participant and the surviving Spouse or Domestic Partner of such Eligible Deceased Participant (as determined by the UPS Salary Committee as of the date of such Eligible Deceased Participant’s death) shall eligible for a Coordinating Survivor Benefit under Section 4.1(a).

Employee ID

EXHIBIT D

ELIGIBLE DISABLED PARTICIPANT

Each of the following individuals has been designated by the UPS Salary Committee as an Eligible Disabled Participant and shall eligible for a Coordinating Final Average Pay Benefit under Section 3.1(b).

Employee ID